Griffon Corporation Announces Third Quarter Results

NEW YORK, NEW YORK, August 1, 2018 – Griffon Corporation (NYSE:GFF) (the “Company” or “Griffon”) today reported results for the third fiscal quarter ended June 30, 2018.

Revenue was $516.6 million, an increase of 44% from the prior year quarter. Home & Building Products (“HBP”) revenue increased 59% and, as expected, Telephonics Corporation ("Telephonics") revenue decreased 6% compared to the prior year quarter.

Income from continuing operations was $7.4 million, or $0.18 per share, compared to $4.5 million, or $0.10 per share, in the prior year quarter. Current quarter results included acquisition related costs of $3.6 million ($2.3 million, net of tax, or $0.06 per share), special dividend ESOP charges of $3.2 million ($2.1 million, net of tax, or $0.05 million per share), secondary equity offering costs of $1.2 million ($0.8 million, net of tax, or $0.02 million per share) and a tax benefit, net, for certain items which affect comparability (see tax section below) of $1.4 million, or $0.03 per share. The prior year quarter results included a discrete tax benefit, net, of $2.5 million, or $0.06 per share. Excluding these items from the respective quarterly results, income from continuing operations would have been $11.3 million, or $0.27 per share, compared to $1.9 million, or $0.04 per share, in the prior year quarter.

Segment adjusted EBITDA was $58.8 million, an increase of 47% from the prior year quarter primarily driven by HBP revenue growth. Segment adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization and unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable.

Ronald J. Kramer, Chairman and CEO, commented, "This is an excellent quarter and reflects the beginning of the benefits we expect from our transformative portfolio reshaping.  We are continuing to improve margins across all of our businesses as we integrate our recent strategic acquisitions. There are significant opportunities to create revenue growth and improved profitability to drive our organic growth and to build long-term shareholder value.  I am very pleased with our performance and optimistic about our outlook for the future."

Segment Operating Results
Home & Building Products
Revenue was $440.1 million, an increase of 59% compared to the prior year quarter due to the acquisition of ClosetMaid, AMES' acquisitions of La Hacienda, Tuscan Path, Harper and Kelkay, and Clopay Building Products' ("CBP") acquisition of CornellCookson, as well as improved volume, favorable mix and price at CBP, and at AMES, increased North American sales and price. Organic growth for the quarter was 13%.

Segment adjusted EBITDA was $50.0 million, an increase of 51% compared to the prior year quarter driven by the increased revenue as noted above, partially offset by increased input costs.

On June 4, 2018, CBP completed the acquisition of CornellCookson, a leading US manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional and retail use, for $180 million, subject to certain post-closing adjustments. After taking into account the net of the estimated present value of tax benefits under current tax law resulting from the transaction, the effective purchase price is approximately $170 million. The acquisition of CornellCookson substantially expanded CBP’s non-residential product offerings, and added an established professional dealer network focused on rolling steel door and grille products for commercial, industrial, institutional and retail use. CornellCookson is expected to generate approximately $200 million in revenue and $0.15 of EPS in the first full year of operations.

Telephonics
Revenue was $76.4 million, a decrease of 6% from the prior year quarter, primarily due to decreased surveillance radar systems revenue.

Segment adjusted EBITDA was $8.8 million compared to $6.8 million in the prior year quarter due to favorable program mix and reduced costs.

Contract backlog was $346 million at June 30, 2018, compared to $351 million at September 30, 2017, with approximately 67% expected to be fulfilled within the next twelve months. During the quarter, Telephonics was awarded several new contracts and received incremental funding on existing contracts approximating $64.5 million.

Taxes
In the quarter ended June 30, 2018, the Company recognized a tax provision of $1.6 million on Income before taxes from continuing operations of $9.0 million, compared to $0.1 million on Income before taxes from continuing operations of $4.5 million in the comparable prior year quarter.  Excluding all items that affect comparability, the effective tax rates for the quarters ended June 30, 2018 and 2017 were 33.9% and 57.5%, respectively.

U.S. Tax Reform: On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act reduces the federal corporate tax rate on U.S. earnings to 21% and moves from a global taxation regime to a modified territorial regime. As Griffon has a September 30 fiscal year-end, the lower tax rate will be phased in, resulting in a U.S. statutory federal rate of approximately 24.5% for the fiscal year ending September 30, 2018. Subsequent fiscal years will reflect the 21% federal tax rate. However, there are offsets to the lower federal tax rate, including the loss of the domestic manufacturing deduction, deductibility of certain incentive compensation for executives and the impact of foreign jurisdictions that have tax rates in excess of the U.S. rate. Griffon will continue to assess the impact of the Tax Act through the balance of fiscal 2018.
Clopay Plastics Sale
On November 16, 2017, Griffon announced it entered into a definitive agreement to sell Clopay Plastic Products Company, Inc. ("PPC") and on February 6, 2018, completed the sale to Berry Global, Inc. (NYSE:BERY) ("Berry") for $475 million in cash, subject to certain post-closing adjustments. All periods reflect PPC as a discontinued operation.

Balance Sheet and Capital Expenditures
At June 30, 2018, the Company had cash and equivalents of $64 million, total debt outstanding of $1,136 million, net of discounts and issuance costs, and $264.9 million available for borrowing under its revolving credit facility, subject to certain loan covenants. Capital expenditures were $11.5 million in the current quarter.

Share Repurchases
In August 2016, Griffon’s Board of Directors authorized the repurchase of up to $50 million of Griffon’s outstanding common stock. Under these programs, the Company may purchase shares in the open market, including pursuant to a 10b5-1 plan, or in privately negotiated transactions. During the three and nine months ended June 30, 2018, Griffon purchased 650,500 and 2,088,739 shares, respectively, of common stock under the August 2016 Board authorized program, for a total of $12.7 million and $41.1 million, respectively, or $19.51 and $19.68 per share, respectively. At June 30, 2018, $8.3 million remained under existing Board authorizations.

From August 2011 to June 30, 2018, Griffon repurchased 22,518,037 shares of its common stock for a total of $302.7 million or $13.44 per share.

Conference Call Information
The Company will hold a conference call today, August 1, 2018, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13681700. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Wednesday, August 1, 2018 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13681700. The replay will be available through Wednesday, August 15, 2018 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts and other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost of raw materials such as resin, wood and steel; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the New York Stock Exchange and trades under the symbol GFF.

Griffon currently conducts its operations through two reportable segments:

•	Home & Building Products segment consists of three companies, AMES, ClosetMaid, and CBP:

- AMES, founded in 1774, is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

- ClosetMaid, founded in 1965, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products, and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-builder professional installers.

- CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America and, under the CornellCookson brand, is a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional, and retail use.

•
Defense Electronics segment consists of Telephonics, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable ("Segment adjusted EBITDA", a non-GAAP measure). Griffon believes this information is useful to investors for the same reason.

The following table provides a reconciliation of Segment adjusted EBITDA to Income before taxes from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
REVENUE	2018	2017	2018	2017
Home & Building Products:
AMES	$180,834	$136,132	$503,744	$419,763
ClosetMaid	81,564	—	233,592	—
CBP	177,723	140,349	470,071	406,437
Home & Building Products	440,121	276,481	1,207,407	826,200
Telephonics	76,429	81,633	225,006	267,998
Total consolidated net sales	$516,550	$358,114	$1,432,413	$1,094,198

Segment adjusted EBITDA:
Home & Building Products	$50,004	$33,134	$129,250	$92,506
Telephonics	8,760	6,784	16,956	26,678
Segment adjusted EBITDA	58,764	39,918	146,206	119,184
Net interest expense	(15,796)	(12,662)	(48,482)	(38,656)
Segment depreciation and amortization	(13,927)	(12,096)	(39,978)	(36,002)
Unallocated amounts	(12,016)	(10,613)	(32,993)	(31,379)
Acquisition costs	(3,598)	—	(7,597)	—
Special dividend ESOP charges	(3,220)	—	(3,220)	—
Secondary equity offering costs	(1,205)	—	(1,205)	—
Cost of life insurance benefit	—	—	(2,614)	—
Income before taxes from continuing operations	$9,002	$4,547	$10,117	$13,147

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Home & Building Products
Segment operating profit	$38,753	$23,708	$94,982	$64,661
Depreciation and amortization	11,251	9,426	31,888	27,845
Acquisition costs	—	—	2,380	—
Segment adjusted EBITDA	50,004	33,134	129,250	92,506

Telephonics
Segment operating profit	6,084	4,114	8,866	18,521
Depreciation and amortization	2,676	2,670	8,090	8,157
Segment adjusted EBITDA	8,760	6,784	16,956	26,678

All segments:
Income from operations - as reported	24,498	17,429	57,333	52,225
Unallocated amounts	12,016	10,613	32,993	31,379
Other, net	300	(220)	1,266	(422)
Acquisition costs	3,598	—	5,217	—
Special dividend ESOP charges	3,220	—	3,220	—
Secondary equity offering costs	1,205	—	1,205	—
Cost of life insurance benefit	—	—	2,614	—
Segment operating profit from continuing operations	44,837	27,822	103,848	83,182
Depreciation and amortization	13,927	12,096	39,978	36,002
Acquisition costs	—	—	2,380	—
Segment adjusted EBITDA from continuing operations	$58,764	$39,918	$146,206	$119,184

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Revenue	$516,550	$358,114	$1,432,413	$1,094,198
Cost of goods and services	377,758	260,130	1,051,304	800,601
Gross profit	138,792	97,984	381,109	293,597

Selling, general and administrative expenses	114,294	80,555	323,776	241,372

Income from operations	24,498	17,429	57,333	52,225

Other income (expense)
Interest expense	(16,328)	(12,679)	(49,973)	(38,694)
Interest income	532	17	1,491	38
Other, net	300	(220)	1,266	(422)
Total other expense, net	(15,496)	(12,882)	(47,216)	(39,078)

Income before taxes from continuing operations	9,002	4,547	10,117	13,147
Provision (benefit) from income taxes	1,560	95	(22,107)	(299)
Income from continuing operations	$7,442	$4,452	$32,224	$13,446

Discontinued operations:
Income (loss) from operations of discontinued operations (including a gain on sale of $117,625 in 2018)	$(200)	$7,024	124,642	21,639
Provision for income taxes (including tax on gain on sale of $31,268 in 2018)	1,415	1,922	29,770	8,222
Income (loss) from discontinued operations (including a gain on sale, net of tax of $86,357 in 2018)	$(1,615)	$5,102	94,872	13,417

Net income	$5,827	$9,554	$127,096	$26,863

Income from continuing operations	$0.18	$0.11	$0.78	$0.33
Income (loss) from discontinued operations	(0.04)	0.12	2.30	0.33
Basic earnings per common share	$0.14	$0.23	$3.08	$0.66

Weighted-average shares outstanding	40,295	41,683	41,232	40,765

Income from continuing operations	$0.18	$0.10	$0.76	$0.31
Income (loss) from discontinued operations	(0.04)	0.12	2.23	0.31
Diluted earnings per common share	$0.14	$0.22	$2.98	$0.63

Weighted-average shares outstanding	41,742	43,255	42,620	42,934

Dividends paid per common share	$1.07	$0.06	$1.21	$0.18

Net income	$5,827	$9,554	$127,096	$26,863

Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(9,136)	6,414	9,289	1,344
Pension and other post retirement plans	247	544	10,053	1,632
Change in cash flow hedges	84	198	612	801
Total other comprehensive income (loss), net of taxes	(8,805)	7,156	19,954	3,777
Comprehensive income (loss), net	$(2,978)	$16,710	$147,050	$30,640

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	June 30, 2018	September 30, 2017
CURRENT ASSETS
Cash and equivalents	$63,766	$47,681
Accounts receivable, net of allowances of $6,183 and $5,966	311,129	208,229
Contract costs and recognized income not yet billed, net of progress payments of $4,808 and $4,407	110,138	131,662
Inventories, net	395,813	299,437
Prepaid and other current assets	56,955	40,067
Assets of discontinued operations held for sale	—	370,724
Assets of discontinued operations not held for sale	326	329
Total Current Assets	938,127	1,098,129
PROPERTY, PLANT AND EQUIPMENT, net	325,078	232,135
GOODWILL	502,055	319,139
INTANGIBLE ASSETS, net	316,956	205,127
OTHER ASSETS	16,505	16,051
ASSETS OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	2,930	2,960
Total Assets	$2,101,651	$1,873,541

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$10,739	$11,078
Accounts payable	228,394	183,951
Accrued liabilities	150,602	83,258
Liabilities of discontinued operations held for sale	—	84,450
Liabilities of discontinued operations not held for sale	25,795	8,342
Total Current Liabilities	415,530	371,079
LONG-TERM DEBT, net	1,124,981	968,080
OTHER LIABILITIES	90,127	132,537
LIABILITIES OF DISCONTINUED OPERATIONS NOT HELD FOR SALE	4,926	3,037
Total Liabilities	1,635,564	1,474,733
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	466,087	398,808
Total Liabilities and Shareholders’ Equity	$2,101,651	$1,873,541

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Nine Months Ended June 30,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES - CONTINUING OPERATIONS:
Net income	$127,096	$26,863
Net (income) from discontinued operations	(94,872)	(13,417)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	40,318	36,356
Stock-based compensation	7,372	7,200
Provision (recovery) for losses on accounts receivable	49	(70)
Amortization of debt discounts and issuance costs	3,981	3,705
Deferred income taxes	(24,612)	1,675
(Gain) loss on sale of assets and investments	136	(98)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	(16,290)	7,555
Increase in inventories	(49,474)	(29,400)
Decrease in prepaid and other assets	5,777	543
Decrease in accounts payable, accrued liabilities and income taxes payable	(4,088)	(18,215)
Other changes, net	7,398	2,705
Net cash provided by operating activities - continuing operations	2,791	25,402
CASH FLOWS FROM INVESTING ACTIVITIES - CONTINUING OPERATIONS:
Acquisition of property, plant and equipment	(33,148)	(22,575)
Acquired businesses, net of cash acquired	(429,545)	(6,051)
Proceeds from sale of business	473,977	—
Proceeds from sale of assets	482	146
Net cash provided by (used in) investing activities - continuing operations	11,766	(28,480)
CASH FLOWS FROM FINANCING ACTIVITIES - CONTINUING OPERATIONS:
Dividends paid	(46,816)	(7,766)
Purchase of shares for treasury	(45,588)	(15,796)
Proceeds from long-term debt	419,645	211,097
Payments of long-term debt	(262,031)	(147,729)
Share premium payment on settled debt	—	(24,997)
Financing costs	(7,671)	(363)
Purchase of ESOP shares	—	(10,908)
Other, net	139	(112)
Net cash provided by financing activities - continuing operations	57,678	3,426
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by (used in) operating activities	(28,970)	38,867
Net cash used in investing activities	(10,762)	(36,559)
Net cash used in financing activities	(22,541)	(5,689)

Net cash used in discontinued operations	(62,273)	(3,381)
Effect of exchange rate changes on cash and equivalents	6,123	(72)
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	16,085	(3,105)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	47,681	72,553
CASH AND EQUIVALENTS AT END OF PERIOD	$63,766	$69,448

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss on debt extinguishment, acquisition related expenses and discrete and certain other tax items, as well as other items that may affect comparability, as applicable. Griffon believes this information is useful to investors for the same reason. The following table provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and earnings per share from continuing operations to Adjusted earnings per share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS
TO ADJUSTED INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2018	2017	2018	2017
Income from continuing operations	$7,442	$4,452	$32,224	$13,446

Adjusting items, net of tax:
Acquisition costs	2,320	—	5,046	—
Special dividend ESOP charges	2,125	—	2,125	—
Secondary equity offering costs	795	—	795	—
Cost of life insurance benefit	—	—	248	—
Discrete and certain other tax benefits	(1,430)	(2,522)	(24,080)	(6,478)

Adjusted income from continuing operations	$11,252	$1,930	$16,358	$6,968

Diluted earnings per common share from continuing operations	$0.18	$0.10	$0.76	$0.31

Adjusting items, net of tax:
Acquisition costs	0.06	—	0.12	—
Special dividend ESOP charges	0.05	—	0.05	—
Secondary equity offering costs	0.02	—	0.02	—
Cost of life insurance benefit	—	—	0.01	—
Discrete and certain other tax benefits	(0.03)	(0.06)	(0.56)	(0.15)

Adjusted earnings per common share from continuing operations	$0.27	$0.04	$0.38	$0.16

Weighted-average shares outstanding (in thousands)	41,742	43,255	42,620	42,934

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.